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Exhibit 23.2

715 HORIZON DRIVE	GOLDEN OFFICE
SUITE 340	303.271.3750
GRAND JUNCTION, CO 81506
USA	CHICAGO OFFICE
VOICE 970.242.4220	630.792.1520
www.agapito.com
March 5, 2009	363-11

Mr. Hugh Harvey
Chief Technology Officer
Intrepid Potash, Inc.
700 17th Street, Suite 1700
Denver, CO 80202

  Re:
  Consent

Gentlemen:

        Agapito Associates, Inc. (AAI), hereby consents to the references to AAI in the Annual Report on Form 10-K filed by Intrepid Potash, Inc. for the fiscal year ended December 31, 2008. AAI also consents to the use of the information supplied by AAI under the caption "Item 2. Properties--Proven and Probable Reserves" and the incorporation by reference of such information in the Registration Statement on Form S-8 (File No. 333-150444).

Respectfully submitted,
/s/ MICHAEL HARDY Michael Hardy, PhD, P.E. President and Principal

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  Exhibit 23.2